Exhibit 99(p)(4)

CODE OF ETHICS

AJO, while affirming its confidence in the integrity and good faith of its employees, principals, and associates (“employees” or “you”), recognizes that employees have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its clients, and that if employees engage in personal transactions in securities that are eligible for investment by clients, these individuals could be in a position where their personal interests may conflict with the interests of the clients.

In view of the foregoing and of the provisions of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), AJO has adopted this Code of Ethics (the “Code”) to specify and prohibit certain types of activities and transactions deemed to create actual conflicts of interest or the potential for conflicts, and to establish reporting requirements and enforcement procedures.

I.	STATEMENT OF GENERAL PRINCIPLES

AJO has a fiduciary relationship with its clients and owes those clients the utmost duty of loyalty, good faith, and fair dealing. In order to uphold these important duties, and in recognition of the trust and confidence placed in AJO by its clients, AJO hereby adopts the following general principles to guide the actions of its employees:

A.	The interests of the clients are paramount. AJO employees must place the interests of the clients before their own.

B.	All personal transactions in securities or reportable funds by AJO employees must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of any client.

C.

All AJO employees must avoid actions or activities that would allow them to inappropriately profit or benefit from their position with respect to any client, or that otherwise bring into question the employee’s independence or judgment.

D.	All oral and written statements made by AJO employees in the performance of their duties must be professional, accurate, and not misleading.

II.	SCOPE OF THE CODE

The Code addresses the personal trading and other securities-related conduct of AJO’s employees and is an integral aspect of AJO’s compliance program. AJO has developed other compliance policies and procedures, some of which may be applicable to you. AJO’s chief compliance officer (CCO) or other personnel will notify you regarding the other compliance policies and procedures to which you must adhere.

A.	Persons Covered by the Code

This Code applies to each of AJO’s partners, officers, and employees, all of whom AJO deems to be “access persons” for purposes of the Code. In general, this Code also applies to the Family Members of access persons. Family Members are an access person’s spouse, minor children, and relatives by blood or marriage living in the person’s household. AJO’s CCO may designate additional persons, such as independent contractors or consultants, as access persons subject to the Code from time to time as appropriate.

B.	Securities Covered by the Code

The term security as used in this Code includes any stock, bond, future, investment contract or any other instrument that is considered a security under the Investment Advisers Act. The term security is very broad and includes items such as: (a) options on securities, on indexes, and on currencies; (b) limited partnerships; (c) foreign unit trusts and foreign mutual funds; and (d) private investment funds, hedge funds, and investment clubs.

The term security does NOT include: (a) direct obligations of the U.S. government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (c) shares issued by money market funds; (d) shares of open-end mutual funds; and (e) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

The Code governs any security in which you, as an access person, have any direct or indirect beneficial ownership, including interests in a trust, partnership, or retirement plan. For purposes of this Code, you are presumed to have beneficial ownership of securities or accounts held by any Family Members living in your household. A more comprehensive definition of beneficial ownership, and of other terms used herein, can be found in the Definitions section at the end of this Code.

This Code also governs investments in reportable funds. A reportable fund means an investment company registered under the 1940 Act or similar legislation (or a series of such a company) for which AJO acts as adviser or sub-adviser. A current list of reportable funds can be found on AJO’s intranet or can be obtained from a Compliance Officer.

III.	PROHIBITED PURCHASES AND SALES OF SECURITIES

A.	No employee shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by any client:

(1)	employ any device, scheme, or artifice to defraud such client;

(2)

make to such client any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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(3)	engage in any act, practice or course of business that would operate as a fraud or deceit upon such client; or

(4)	engage in any manipulative practice with respect to such client.

B.

You may not purchase or sell, directly or indirectly, any security in which you have or by reason of such transaction acquire beneficial ownership, on a day during which the same (or a related) security is being purchased or sold by any client. You may not trade a security within three calendar days before a date when it is reasonably expected that a client will trade in the same (or a related) security. Exemptions from this prohibition are permitted as described in Article V below.

C.

No employee may purchase or redeem shares of a reportable fund in violation of the policies and restrictions set forth in the reportable fund’s prospectus or other offering document, including but not limited to the restrictions limiting the frequency of transfers into and out of the reportable fund that are designed to prevent so-called market timing.

D.

Employees are generally prohibited from acquiring securities as part of an initial public offering (IPO) or of an initial coin offering (ICO) of a cryptocurrency. Exceptions to this general prohibition may be made by the CCO.

E.	No employee shall purchase a security offered in a limited offering without the specific, prior written approval of a member of AJO’s compliance staff (a “Compliance Officer”).

F.

No employee shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) equity or equity derivative security (excluding mutual fund and ETF shares) within a 30-day period. Exceptions to this policy are permitted only with the approval of a Compliance Officer and then only in the case of emergency or extraordinary circumstances.

IV.	POLICY STATEMENT ON INSIDER TRADING

AJO forbids any employee from trading, either personally or on behalf of others, including accounts managed by AJO, on material nonpublic information or communicating material nonpublic information to others in violation of the law.

This conduct is frequently referred to as “insider trading” and is a violation of the federal securities laws, punishable by a prison term and significant monetary fines for the individual and the investment adviser. AJO’s policy applies to every principal, associate, and employee and extends to activities within and outside their duties at AJO. Any questions regarding AJO’s policy and procedures should be referred to a Compliance Officer.

The term insider trading is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an insider) or to communications of material nonpublic information to others. Securities that trade in the European Union are subject to the insider dealing and market

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manipulations prohibitions of the EU’s Market Abuse Regulation (MAR). Under the MAR, inside information is defined as information of a precise nature, which has not been made public; relating, directly or indirectly, to one or more issuers of financial instruments or to one or more financial instruments; and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of a related derivative.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	Trading by an insider, while in possession of material nonpublic information

(2)

Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated

(3)	Communicating material nonpublic information to others,

(4)	Using inside information to cancel or amend orders or bids placed before the person possessed the inside information, or

(5)	Recommending or inducing another person to engage in insider trading. [1]

The concept of insider is broad. It includes principals, associates, and employees of a company. In addition, a person can be a temporary insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. AJO may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect AJO to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before AJO will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. Material information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that principals, associates, and employees should consider material includes, but is not

[1]	Items 4 and 5 are specific to the MAR.

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limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Any non-public information about a client should be considered material, including client holdings and actual or potential client trades.

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in a publication of general circulation or readily accessible on the internet would be considered public.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(1)

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(2)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

(1)	Report the matter immediately to a Compliance Officer.

(2)	Do not purchase or sell the securities on behalf of yourself or others.

(3)	Do not communicate the information inside or outside AJO, other than to the Compliance Officer.

(4)

After the Compliance Officer has reviewed the issue, you may be instructed to continue the prohibitions against trading and communication, or you may be allowed to trade and communicate the information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within AJO, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

The role of the Compliance Officer is critical to the implementation and maintenance of AJO’s policy and procedures against insider trading. AJO’s supervisory procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.

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To prevent insider trading, AJO will, when it has been determined that a principal, associate, or employee of AJO has material nonpublic information:

(1)	Implement measures to prevent dissemination of such information, and

(2)	If necessary, restrict principals, associates, and employees from trading the securities.

To detect insider trading, the Compliance Officer will:

(1)	Review the trading activity reports filed by each principal, associate, and employee, and

(2)	Compare such activity to the trading activity of accounts managed by AJO.

V.	PRECLEARANCE OF TRANSACTIONS

A.

Except as provided in Article V, Section C, you must pre-clear each proposed transaction in securities with a Compliance Officer prior to proceeding with the transaction. No transaction in securities shall be effected without the prior written approval of the Compliance Officer. In determining whether to grant such clearance, the Compliance Officer shall refer to Article V, Section D, below. Preclearance of a securities transaction is generally valid until the close of trading on the day the request is approved, or, in cases where approval is granted after the close of trading, the request will be valid until the close of the next trading day. The approval period may be extended by a Compliance Officer if circumstances warrant such an extension.

B.

In determining whether to grant approval for the purchase of a security offered in a limited offering by an employee, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the employee by virtue of his or her position with AJO. (See also Article VII, Section F.)

C.	The preclearance requirements of Article V, Section A, shall not apply to the following transactions:

(1)	Purchases or sales over which the employee has no direct or indirect influence or control.

(2)

Purchases or sales that are non-volitional on the part of the employee, including purchases or sales upon exercise of puts or calls written by the employee and sales from a margin account pursuant to a bona fide margin call.

(3)	Purchases that are part of an automatic dividend reinvestment plan or other automated investment plan.

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(4)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(5)	Fixed income securities.

(6)	Mutual funds and exchange-traded funds, including reportable funds.

(7)	The exercise of options on employer stock by a Family Member of an employee.

D.	The following transactions shall be entitled to clearance by the Compliance Officer:

(1)

Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any client and which are otherwise in accordance with Rule 204A-1 and Rule 17j-1. Such transactions would normally include purchases or sales of up to 1,000 shares of a security if the issuer has a market capitalization of over $1 billion.

(2)

Purchases or sales of securities that are not eligible for purchase or sale by any client as determined by reference to the 1940 Act and blue sky laws and regulations thereunder, the investment objectives and policies and investment restrictions of the clients and any undertakings made to regulatory authorities.

(3)

Transactions that the Compliance Officer after consideration of all the facts and circumstances, determines to be in accordance with Article III and to present no reasonable likelihood of harm to a client.

VI.	ADDITIONAL RESTRICTIONS AND REQUIREMENTS

A.

No employee shall accept or receive any gift of more than US$50 in value from any person or entity that does business with or on behalf of AJO or a client. Employees may accept a business entertainment event, such as dinner or a sporting event of reasonable value if the person or entity providing the entertainment is present. You may not accept from a client, prospective client, or any entity that does business with or on behalf of AJO any gifts of cash or cash equivalents.

B.

AJO employees are prohibited from making political or other contributions with the intent of obtaining investment advisory business from a governmental or quasi-governmental agency. Improper payments prohibited by this policy include bribes, kickbacks, excessive gifts or entertainment, or any other payment made or offered to obtain an undue business advantage. These payments should not be confused with reasonable and limited expenditures for gifts, business entertainment and other legitimate activities directly related to the conduct of AJO’s business. The prohibition on bribery and other improper payments applies to all business activities, but is particularly important when dealing with government officials. The U.S. Foreign Corrupt Practices Act (FCPA) and similar laws in other countries strictly prohibit improper payments to gain a business advantage and impose severe penalties for violations. The following summary is intended to provide personnel engaged in international activities a basic familiarity with applicable rules so that inadvertent violations can be avoided and potential issues recognized in time to be properly addressed.

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The FCPA is a criminal statute that prohibits improper payments to government officials to influence performance of their official duties. The FCPA makes it unlawful for any U.S. company and its employees or agents to offer, promise, pay or authorize the payment of anything of value to any foreign official — a term that is very broadly defined — to help the company obtain or keep business or to secure some other improper business advantage. This prohibition applies whether the offer or payment is made directly or through another person.

The penalties for violating the FCPA are severe. For a company, potential sanctions range from multi-million dollar fines and disgorgement of any business profits from an improper payment to loss of export privileges or eligibility to compete for U.S. government contracts. These sanctions are in addition to potential reputational damage and investigation and defense costs, which may arise even without a formal government prosecution. The penalties for individuals can be even more severe, including substantial fines and imprisonment.

C.

No AJO employee shall accept a position as a director, trustee, or general partner of a publicly traded company or partnership unless the acceptance of such position has been approved by the CCO as consistent with the interests of the clients. If board service is authorized, AJO employees serving as directors normally should be isolated from those making investment decisions. Employees shall not engage in outside business activities in the financial services industry or in any other business which competes with AJO unless such outside business activity has been approved by the CCO.

D.

You must direct each brokerage firm, investment adviser, mutual fund or bank at which the access person maintains a securities or reportable fund personal account to promptly send duplicate copies of such person’s account statements and transaction confirmations to the CCO. Compliance with this provision can be effected by providing duplicate copies of all such statements and confirmations directly to the CCO within two business days of receipt by the employee.

E.

All non-public client information (including that of former clients), including portfolio holdings, should be considered confidential and should not be disclosed to anyone other than a) the client and its designated representatives and agents; b) AJO service providers who require the information to provide services to AJO and who have agreed to keep the information confidential; and (c) voluntary communication with the U.S. Securities and Exchange Commission or other regulator concerning possible securities law violations.

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F.

Any employee who commits, witnesses, or discovers a violation of this Code or other AJO compliance policy must promptly report such violation to a Compliance Officer. No retaliatory measures will be taken or permitted against any employee for reporting a Code or other policy violation. Violations may be reported anonymously using AJO’s compliance administration application, Schwab Compliance Technologies. Questions about this Code and its applicability should be directed to a Compliance Officer.

G.

You must comply with all applicable securities laws, including the prohibition on market manipulation under Section 9 of the Securities Exchange Act of 1934 and the European Market Abuse Regulation. Market manipulation includes price manipulation and other deliberate attempts to interfere with the free and fair operation of the securities markets and may encompass the spreading of rumors about an issuer. You must report to a Compliance Officer any conviction of a felony or other crime or disciplinary action covered by Item 11 of AJO’s Form ADV or any other matter that could require disclosure in or amendment of the Form ADV.

VII.	REPORTING OBLIGATIONS

A.	Initial Holdings Reports. You shall report to the Compliance Officer not later than 10 days after you become subject to this Code the following information:

(1)	The title, number of shares, and principal amount of each security and each reportable fund in which you had any beneficial ownership when you became an access person subject to the Code;

(2)

The name of any broker, dealer, or bank with whom you maintained an account in which any securities or reportable funds were held for your beneficial ownership as of the date you became an access person; and

(3)	The date you submitted the report.

B.

Quarterly Transaction Reports. You shall report all security or reportable fund transactions, and any new personal accounts opened, to the Compliance Officer each quarter. In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated. Every report shall be made not later than 30 days after the end of a calendar quarter and shall contain the following information:

(1)	With respect to any transaction during the quarter in a security or a reportable fund in which you had any beneficial ownership:

(i)	The date of the transaction, title, number of shares, and principal amount of each security or reportable fund involved;

(ii)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(iii)	The price of the security or reportable fund at which the transaction was effected;

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(iv)	The name of the broker, dealer, adviser, mutual fund company, or bank with or through whom the transaction was effected; and

(v)	The date you submitted the report.

(2)	With respect to any personal account established during the quarter in which any securities or reportable funds were held for your beneficial ownership:

(i)	The name of the broker, dealer, adviser, mutual fund company, or bank with whom the account was established;

(ii)	The date the account was established; and

(iii)	The date you submitted the report.

C.	Annual Holdings Reports. You shall report to the Compliance Officer not later than January 30 each year the following information:

(1)	The title, number of shares, and principal amount of each security and reportable fund held for your beneficial ownership of December 31 the prior year;

(2)

The name of any broker, dealer, adviser, mutual fund company, or bank with whom you or a Family Member maintains a personal account in which any securities or reportable funds were held for your beneficial ownership; and

(3)	The date you submitted the report.

D.	Annual Certification. You shall certify annually that you:

(1)	Have read and understand this Code;

(2)	Recognize that you are subject to the Code;

(3)	Have complied with the Code; and

(4)	Have disclosed and reported all personal securities and reportable fund transactions and holdings required to be disclosed or reported.

E.

You shall report the name of any publicly traded company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by you if such total beneficial ownership is more than 1/2 of 1% of the company’s outstanding shares.

F.

If you own securities acquired in a limited offering, you shall disclose such ownership to the Compliance Officer if you are involved in any subsequent consideration of an investment in the issuer by AJO on behalf of a client. AJO’s decision to recommend the purchase of such issuer’s securities to any client will be subject to independent review by investment personnel with no personal interest in the issuer.

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G.

The Compliance Officer shall submit confidential quarterly and annual reports with respect to his or her own personal securities transactions and holdings to an individual designated to receive his or her reports, who shall act in all respects in the manner prescribed herein for the Compliance Officer.

VIII.	REVIEW AND ENFORCEMENT

A.	AJO shall create and thereafter maintain a list of all access persons subject to the Code.

B.

A Compliance Officer shall review all transactions and holdings reports submitted by such access persons. The Compliance Officer shall compare all reported personal securities transactions with completed portfolio transactions of the access persons and a list of securities being considered for purchase or sale by AJO to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Compliance Officer shall give such person an opportunity to supply additional explanatory material.

C.

If the CCO determines that a material violation of this Code may have occurred, he may submit his written determination, together with the confidential quarterly report and any additional explanatory material provided by the individual, to AJO’s outside counsel, who shall make an independent determination as to whether a material violation has occurred.

D.	If it is determined that a material violation of this Code has occurred, AJO’s Managing Principal and other principals shall impose upon the individual such sanctions as they deem appropriate.

E.

No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a securities transaction of the CCO is under consideration, AJO’s Managing Principal shall act in all respects in the manner prescribed herein for the CCO.

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IX.	RECORDS

AJO shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the U.S. Securities and Exchange Commission or other regulatory body.

A.	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

B.

A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

C.

A copy of each report made by an access person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

D.

A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code or are required to review these reports shall be maintained in an easily accessible place.

E.

A copy of each report required in Article X below must be maintained for at least five years following the end of the fiscal year in which it is made, the first two years in an easily accessible place.

F.

AJO shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by access persons of limited offerings for at least five years after the end of the fiscal year in which the approval is granted.

X.	MISCELLANEOUS

A.

All reports of securities transactions and any other information filed with AJO pursuant to this Code shall be treated as confidential, except where AJO is required by law or by fiduciary obligation to disclose such information.

B.

AJO may use an automated system for the administration of this Code. Transaction requests, holdings reports, certifications, or other communications submitted to such compliance system shall be deemed to have been submitted to a Compliance Officer under this Code.

C.	AJO may from time to time adopt such interpretations of this Code as it deems appropriate.

D.	AJO’s compliance staff shall provide to AJO employees such training and education related to this Code as the compliance staff deems necessary.

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E.

AJO’s CCO shall report at least annually to AJO and, as requested, to the Board of Trustees of each reportable fund as to the operation of this Code and shall address in any such report any violations requiring significant remedial action and the need (if any) for further changes or modifications to this Code.

F.

As required by law or as requested by a reportable fund, the CCO shall certify to the Board of Trustees of the reportable fund that AJO has adopted procedures reasonably necessary to prevent Access Persons from violating AJO’s Code of Ethics.

G.

The CCO shall submit this Code and all material changes to this Code to each reportable fund for review and approval no later than six months following the date of implementation of such material changes.

XI.	DEFINITIONS

A.

Beneficial Ownership of a security or reportable fund is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”). This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities or reportable funds held by (i) his or her spouse or minor children, (ii) a relative who shares his or her home, or (iii) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the securities held by such person.

B.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”) the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

C.	A limited offering means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

D.	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

E.

A security as defined in the Investment Advisers Act means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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F.

A security held or to be acquired by a client means any security which, within the most recent 15 days, (i) is or has been held by a client or (ii) is being or has been considered by AJO for purchase by a client. A “security held or to be acquired” also includes any option to purchase or sell, and any security convertible into or exchangeable for, securities held or considered for purchase under (i) or (ii).

G.

A security is being purchased or sold by a client from the time when a recommendation has been communicated to the person who places the buy and sell orders for a client until the time when such program has been fully completed or terminated.

This Code is effective April 1, 2017, and supersedes any prior version of the Code. (Originally adopted the 20th day of February 1996 and amended January 15, 1999; September 26, 2000; December 31, 2003; January 3, 2005; January 3, 2006; January 2, 2008; January 2, 2009; and May 30, 2014.)

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